Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
September 7, 2018

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS SECOND QUARTER 2018 RESULTS

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended August 4, 2018.

Overview of Unaudited Results

Results for the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017 included:

•	Net loss decreased $20.1 million to $9.3 million from $29.4 million

•	Loss per share decreased $0.89 to $0.41 loss per share from $1.30 loss per share

•	Comparable store sales increased 0.9%

•	Adjusted EBITDA increased $8.5 million to $11.3 million from $2.8 million

Will Powell, Chief Executive Officer and President, said, “In the second quarter the positive impact of our business transformation initiatives drove positive comparable store sales in a quarter for the first time in five years and an $8.5 million increase in adjusted EBITDA. The first half of the year represented an improvement of $20.1 million in adjusted EBITDA. In addition to improving our profitability, we reduced our total borrowings by $18.4 million during the second quarter. Transforming a business is a challenging task and we still have much to do to finish the work we have started. However, I am encouraged by the fact that during four of the last five quarters, we have reported positive and increased adjusted EBITDA compared to the prior year. I believe this demonstrates that our initiatives have traction in our business and, in many cases, have reached a scale where they now have a significant impact on our results."

We continue to implement our strategic plan to transform our business. Meaningful progress is evident across many of our initiatives that serve to enable this change. Examples include:

•
Changes to our Outlet pricing strategy and improvements to our as-is appliance sourcing led to decreased markdowns and margin improvement of over 500 basis points in our Outlet segment. Additionally, the Outlet segment began to achieve positive comparable store sales in July as we anniversaried the impact of our pricing changes. Due to the ongoing improvement in our Outlet business, we opened one Outlet store in the second quarter, opened an additional Outlet store in the third quarter, and plan to open one or two additional Outlet stores before the end of our 2018 fiscal year.

•	In the second quarter 2018 lease-to-own comparable sales increased 39.9% and leasing's share of total sales increased to 8.1%, up 233 basis points compared to the second quarter 2017.

•
We opened one additional Buddy's Home Furnishings store, bringing total openings to six since January 2018. We opened these rent-to-own stores as a franchisee, enabling us to benefit from Buddy's extensive expertise and systems infrastructure in this business in which we own the inventory that we rent to our customers. Buddy's Home Furnishings is the third largest rent-to-own operator in the United States with over 330 locations nationwide. Its principal owner, Vintage Capital Management, LLC, reached an agreement in the second quarter 2018 to acquire Rent-A-Center, Inc. We plan to open three additional Buddy's Home Furnishings locations before the end of our 2018 fiscal year.

•	SearsHometown.com sales were up 158.0% compared to second quarter 2017.

•
Commercial sales increased 33.1% compared to second quarter 2017. Our margin on commercial sales increased 48.1% as the margin rate improved by 136 basis points compared to second quarter 2017. Stores participating in this program increased to nearly 55% of our stores from less than 40% last year.

•
In the second quarter we remodeled and converted 22 Hometown stores to our new Core Store format. We conducted the initial pilot of this format in 2017 in three stores and we were pleased with the results, which included positive comparable store sales and an improved gross margin rate. This expanded pilot will enable us to further assess this new format, which is designed to build on the success of our America's Appliance Experts® program through focus on the non-appliance categories in the stores.

•
As previously disclosed, we recorded a $7.6 million charge in the second quarter associated with commencing the closure of 109 under-performing Hometown stores, which includes $0.8 million of closed-store impairment charges. As of August 4, 2018, the closure of 98 of these stores was complete, and the remaining eleven stores are expected to be closed in the third quarter. We expect these closings to advance our efforts to improve the profitability of our Hometown segment and strengthen our balance sheet. We had inventory investments in these stores of $31.5 million as of the end of the first quarter 2018 and are using proceeds from the liquidation of this inventory to pay down borrowings under our Amended and Restated Credit Agreement (the "Senior ABL Facility").

Second Quarter Performance Highlights

Consolidated comparable store sales were 0.9% in the second quarter of 2018. This represented a significant improvement from comparable store sales of (10.5)% in the first quarter of 2018 and is the first time since the second quarter of 2013 that we have reported positive consolidated comparable sales. Furthermore, this positive trend continued with positive consolidated comparable sales in August.

•
Hometown segment comparable store sales increased 2.2% in the second quarter of 2018. Lawn and garden outperformed the comparable store sales average due to strong performance in the month of May resulting from favorable weather conditions. Lawn and garden contributed approximately 50% of Hometown’s total comparable store sales dollar increase. Appliances also had positive comparable store sales. Although inventory availability has remained challenging, tools did generate positive comparable store sales for the quarter.

•
Outlet segment comparable store sales declined 2.3% in the second quarter of 2018. This decline was driven by the continuation of our as-is appliance pricing strategy in Outlet that we launched late in the second quarter of 2017. The positive gross margin benefit achieved from continuing this new pricing strategy significantly outweighed the sales decline. It is important to note that Outlet achieved positive comparable sales in July 2018, the first month in which the current pricing strategy was comparable to the prior year. In addition, positive comparable store sales continued in August.

Consolidated gross margin was $92.0 million, or 21.3% of net sales, in the second quarter of 2018 compared to $92.3 million, or 18.8% of net sales, in the second quarter of 2017. The gross margin rate improvement of 250 basis points mostly offset the volume-related decrease in gross margin. Closing store costs negatively impacted gross margin by 147 basis points and 228 basis points in the second quarters of 2018 and 2017, respectively.

•
Hometown gross margin decreased $10.9 million, or 16.2%, to $56.6 million in the second quarter of 2018. Hometown gross margin rate decreased by 70 basis points to 18.7%. The decline was driven by accelerated closing store costs. Closing store costs negatively impacted gross margin by 218 basis points and 119 basis points in the second quarters of 2018 and 2017, respectively.

•
Outlet gross margin increased $10.5 million, or 42.3%, to $35.3 million in the second quarter of 2018. Outlet gross margin rate improved by 1,030 basis points to 27.7% driven by higher margins on merchandise sales and lower store closing costs partially offset by an increase in occupancy costs as a percent of sales due to the sales decline and an increase in the number of Company-operated stores. Closing store costs (credits) impacted gross margin by (21) basis points and 495 basis points in the second quarters of 2018 and 2017, respectively.

Consolidated selling and administrative expenses decreased 18.4% to $94.0 million, or 21.8% of net sales, in the second quarter of 2018 from $115.2 million, or 23.5% of net sales, in the comparable quarter last year. The decrease was primarily due to (1) lower commissions paid to dealers and franchisees on lower sales volume, (2) $5.6 million of provisions related to franchisee notes receivable in the second quarter of 2017 (of which provisions there were none in the second quarter of 2018), (3) lower expenses from stores closed (net of new store openings) since the second quarter of 2017, (4) lower IT transformation investments, and (5) lower marketing expense. The reductions were partially offset by higher payroll and benefits due to a higher proportion of Company-operated stores. IT transformation investments were $6.5 million, or 1.5% of sales, in the second quarter of 2018 compared to $8.5 million, or 1.7% of sales, in the second quarter of 2017.

We recorded operating losses of $5.8 million and $27.6 million in the second quarters of 2018 and 2017, respectively. The decrease in operating loss was due to lower selling and administrative expenses, a higher gross margin rate and positive comparable store sales, partially offset by lower volume from closed stores.

We recorded a net loss of $9.3 million for the second quarter of 2018 compared to a net loss of $29.4 million for the prior-year comparable quarter. The decrease in our net loss was primarily attributable to the factors discussed above, partially offset by higher interest expense.

Consolidated adjusted EBITDA improved $8.5 million to $11.3 million in the second quarter of 2018 from $2.8 million in the second quarter of 2017.

•
Hometown adjusted EBITDA decreased $1.5 million to $0.2 million in the second quarter of 2018 from $1.8 million in the second quarter of 2017. The decrease was driven by lower volume related to closed stores and a lower gross margin rate partially offset by lower selling and administrative expenses and positive comparable store sales.

•
Outlet adjusted EBITDA increased $10.0 million in the second quarter of 2018 to $11.0 million from $1.0 million in the second quarter of 2017. The improvement was driven by an improved gross margin rate and lower selling and administrative expenses partially offset by lower sales.

IT Transformation and Operational Independence

During the second quarter, we made significant progress toward the full-scale migration and implementation of our new IT systems. At the end of the quarter, system architecture and coding were substantially complete, and we had put into production a large portion of the system functionality.  We also expanded our direct-sourcing capabilities and completed several additional direct-sourcing and merchandise supply agreements with key merchandise suppliers.  These strategic sourcing relationships further enhance our operational independence from Sears Holdings Corporation ("Sears Holdings") and position us to achieve improved inventory availability which will enable us to optimize merchandise revenues. Selling and administrative expenses included $6.5 million of IT transformation investments in the second quarter of 2018 compared to $8.5 million in the second quarter of 2017. We are completing the final elements of user-acceptance testing, user-training and site readiness as we prepare for our initial store deployment and full-scale pilot of our enterprise-resource and point-of-sale systems. We expect to complete full-scale migration and implementation of our new IT systems by the end of our 2018 fiscal year and, if we do so, we do not expect additional significant IT transformation investments after the end of our 2018 fiscal year.

Financial Position

We had cash and cash equivalents of $13.8 million as of August 4, 2018 and $18.3 million as of July 29, 2017. Unused borrowing capacity as of August 4, 2018 under the Senior ABL Facility was $44.7 million with $96.3 million drawn and $7.2 million of letters of credit outstanding. On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets securing the Senior ABL Facility). The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility. For the second quarter of 2018, we funded ongoing operations with cash provided by operating activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, capital expenditures, and other general corporate needs.

In the second quarter of 2018, we continued our agreement with Sears Holdings whereby SHO paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for cash discounts. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. The Senior ABL Facility borrowings increased by $15.0 million as of August 4, 2018 as a result of the accelerated payments. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.

Total merchandise inventories were $306.7 million at August 4, 2018 compared to $356.9 million at July 29, 2017. Merchandise inventories declined $22.8 million and $27.4 million in Hometown and Outlet, respectively, from July 29, 2017. The decrease in Hometown was primarily due to store closures, in addition to efforts to reduce non-productive inventory. Outlet's decrease was primarily driven by store closures and new sourcing contracts that allow for improved flow of inventory of as-is appliances to match forecasted sales.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation and amortization costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing stores in an effort to improve profitability and make the most productive use of capital. Under-performing stores are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we close a significant number of stores or close them on an accelerated basis (closing prior to lease termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA.

The following table presents a reconciliation of consolidated adjusted EBITDA to consolidated net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		26 Weeks Ended
Thousands	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net loss	$(9,326)	$(29,446)	$(18,695)	$(50,880)
Income tax expense	46	239	454	1,071
Other income	(156)	(231)	(256)	(550)
Interest expense	3,604	1,874	7,056	3,465
Operating loss	(5,832)	(27,564)	(11,441)	(46,894)
Depreciation and amortization	3,779	4,704	6,387	6,908
Provision for franchisee note losses, net of recoveries	(54)	5,585	(12)	5,701
IT transformation investments	6,498	8,463	12,241	17,718
Accelerated closure of under-performing stores	6,866	11,579	6,945	10,629
Adjusted EBITDA	$11,257	$2,767	$14,120	$(5,938)

The following table presents a reconciliation of our Hometown segment's adjusted EBITDA to operating loss, the most comparable GAAP measure for our Hometown segment, for each of the periods indicated:

	13 Weeks Ended			26 Weeks Ended
Thousands	August 4, 2018	July 29, 2017		August 4, 2018	July 29, 2017
Operating loss	$(13,121)	$(10,135)		$(24,479)	$(18,067)
Depreciation and amortization	1,882	1,890	—	3,206	2,745
Provision for franchisee note losses, net of recoveries	(54)	49		(111)	(34)
IT transformation investments	4,500	5,625		8,476	11,779
Accelerated closure of under-performing stores	7,031	4,338		7,252	3,388
Adjusted EBITDA	$238	$1,767		$(5,656)	$(189)

The following table presents a reconciliation of our Outlet segment's adjusted EBITDA to operating income (loss), the most comparable GAAP measure for our Outlet segment, for each of the periods indicated:

	13 Weeks Ended			26 Weeks Ended
Thousands	August 4, 2018	July 29, 2017		August 4, 2018	July 29, 2017
Operating income (loss)	$7,289	$(17,429)		$13,038	$(28,827)
Depreciation and amortization	1,897	2,814	—	3,181	4,163
Provision for franchisee note losses, net of recoveries	—	5,536		99	5,735
IT transformation investments	1,998	2,838		3,765	5,939
Accelerated closure of under-performing stores	(165)	7,241		(307)	7,241
Adjusted EBITDA	$11,019	$1,000		$19,776	$(5,749)

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of the SHO-Sears Holdings Agreements); our ability to offer merchandise and services that our customers want, including those under the KCD Marks; our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; during 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; during 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business, including the Craftsman brand name and related intellectual property rights; during 2017 Sears Holdings announced the launch of Kenmore and Diehard products on Amazon.com; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings' merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (Sears Holdings is obligated to pay to a portion of these subsidies and allowances to us, and the amounts required to be paid to us declined significantly during the first two fiscal quarters of 2018); our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and on April 4, 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation by the end of our 2018 fiscal year in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility and the Term Loan Agreement and their related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to significantly reduce or eliminate the Hometown segment's negative adjusted EBITDA via our efforts to close unproductive Hometown segment stores and reduce the inventory, marketing, promotion, supply chain, and other expenses associated with these stores; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of August 4, 2018, we or our independent dealers and independent franchisees operated a total of 783 stores across 49 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Thousands, except per share amounts	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
NET SALES	$431,032	$489,985	$812,313	$938,218
COSTS AND EXPENSES
Cost of sales and occupancy	339,080	397,637	632,883	752,115
Selling and administrative	94,005	115,208	184,484	226,089
Depreciation and amortization	3,779	4,704	6,387	6,908
Total costs and expenses	436,864	517,549	823,754	985,112
Operating loss	(5,832)	(27,564)	(11,441)	(46,894)
Interest expense	(3,604)	(1,874)	(7,056)	(3,465)
Other income	156	231	256	550
Loss before income taxes	(9,280)	(29,207)	(18,241)	(49,809)
Income tax expense	(46)	(239)	(454)	(1,071)
NET LOSS	$(9,326)	$(29,446)	$(18,695)	$(50,880)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.41)	$(1.30)	$(0.82)	$(2.24)
Diluted:	$(0.41)	$(1.30)	$(0.82)	$(2.24)

Basic weighted average common shares outstanding	22,702	22,702	22,702	22,702
Diluted weighted average common shares outstanding	22,702	22,702	22,702	22,702

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	August 4, 2018	July 29, 2017	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,805	$18,287	$10,402
Accounts and franchisee receivables, net	15,474	10,920	14,672
Merchandise inventories	306,658	356,893	336,294
Prepaid expenses and other current assets	8,895	9,995	7,131
Total current assets	344,832	396,095	368,499
PROPERTY AND EQUIPMENT, net	33,208	39,236	36,049
OTHER ASSETS, net	6,470	11,112	8,140
TOTAL ASSETS	$384,510	$446,443	$412,688
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$96,300	$112,400	$137,900
Payable to Sears Holdings Corporation	21,501	24,764	28,082
Accounts payable	14,684	11,408	15,741
Other current liabilities	56,448	75,777	53,142
Total current liabilities	188,933	224,349	234,865
TERM LOAN, net	38,565	—	—
OTHER LONG-TERM LIABILITIES	2,287	2,378	2,284
TOTAL LIABILITIES	229,785	226,727	237,149
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	154,725	219,716	175,539
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$384,510	$446,443	$412,688

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended August 4, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$199,094	$105,620	$304,714
Lawn and garden	70,534	6,093	76,627
Tools	19,558	3,135	22,693
Other	14,051	12,947	26,998
Total	303,237	127,795	431,032
Costs and expenses
Cost of sales and occupancy	246,631	92,449	339,080
Selling and administrative	67,845	26,160	94,005
Depreciation and amortization	1,882	1,897	3,779
Total	316,358	120,506	436,864
Operating (loss) income	$(13,121)	$7,289	$(5,832)
Total assets	$265,612	$118,898	$384,510
Capital expenditures	$1,003	$342	$1,345
Total stores	654	129	783

	13 Weeks Ended July 29, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$222,513	$116,655	$339,168
Lawn and garden	81,237	5,697	86,934
Tools	24,536	3,386	27,922
Other	19,354	16,607	35,961
Total	347,640	142,345	489,985
Costs and expenses
Cost of sales and occupancy	280,126	117,511	397,637
Selling and administrative	75,759	39,449	115,208
Depreciation and amortization	1,890	2,814	4,704
Total	357,775	159,774	517,549
Operating loss	$(10,135)	$(17,429)	$(27,564)
Total assets	$297,553	$148,890	$446,443
Capital expenditures	$1,096	$1,469	$2,565
Total stores	795	137	932

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	26 Weeks Ended August 4, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$371,654	$210,995	582,649
Lawn and garden	118,999	10,879	129,878
Tools	38,711	6,284	44,995
Other	27,577	27,214	54,791
Total	556,941	255,372	812,313
Costs and expenses
Cost of sales and occupancy	445,359	187,524	632,883
Selling and administrative	132,855	51,629	184,484
Depreciation and amortization	3,206	3,181	6,387
Total	581,420	242,334	823,754
Operating (loss) income	$(24,479)	$13,038	$(11,441)
Total assets	$265,612	$118,898	$384,510
Capital expenditures	$2,921	$694	$3,615
Total stores	654	129	783

	26 Weeks Ended July 29, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$420,239	$242,520	$662,759
Lawn and garden	144,800	11,292	156,092
Tools	49,823	7,266	57,089
Other	29,992	32,286	62,278
Total	644,854	293,364	938,218
Costs and expenses
Cost of sales and occupancy	510,000	242,115	752,115
Selling and administrative	150,176	75,913	226,089
Depreciation and amortization	2,745	4,163	6,908
Total	662,921	322,191	985,112
Operating loss	$(18,067)	$(28,827)	$(46,894)
Total assets	$297,553	$148,890	$446,443
Capital expenditures	$2,351	$2,290	$4,641
Total stores	795	137	932